                                                                   EXHIBIT 10.17

          RESTATED AND AMENDED EXCITE/PREVIEW TRAVEL - TRAVEL CHANNEL
                                   AGREEMENT

This Restated and Amended Excite/Preview Travel - Travel Channel Agreement ("Agreement") is entered into as of March 12, 1998 (the "Restatement Effective Date"), by and between Excite, Inc., a California corporation, located at 555 Broadway, Redwood City, California 94063 ("Excite"), and Preview Travel, Inc., a Delaware corporation, located at 777 Front Street, San Francisco, CA, 94111 ("Preview Travel").

                                   RECITALS

1. Excite maintains a site on the Internet at http://www.excite.com (the "Excite Site"), a site on the Internet at http://www.webcrawler.com (the "WebCrawler Site") and owns and/or manages related Web sites worldwide (collectively, the "Excite Network") which, among other things, allow its users to search for and access content and other sites on the Internet.

2. Within the Excite Network, Excite currently organizes certain content into topical channels, including a travel and destinations channel on the Excite Site (the "Excite Travel Channel") and a travel and destinations channel on the WebCrawler Site (the "WebCrawler Travel Channel").

3. Excite also maintains and/or manages certain Web pages which may be delivered to users via email, desktop "channels" or Internet "push" technologies (collectively, "Broadcast Pages") which may incorporate content supplied to Excite by third parties for the purpose of providing value to Excite users and providing access to the content, products and/or services of such third parties.

4. Preview Travel is engaged in the business of online travel reservations and owns or has the right to distribute certain travel-related content. Preview Travel owns and maintains a Web site or sites (collectively, the "Preview Travel Sites") through which it conducts online travel reservations and makes its content available to its users.

5. The parties have previously entered into the Excite/Preview Travel - Travel Channel effective as of September 30, 1997 (the "Original Agreement"), and now wish to restate and amend the Original Agreement as set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.   Premier Provider; Right of First Refusal.
     ----------------------------------------

     1.1 Preview Travel will be the premier provider and default reservations service for the Excite Travel Channel. As such, Excite and Preview Travel agree to the restrictions regarding promotion of Preview Travel's competitors as described in Section 10 below.

     1.2 Preview Travel will have a right of first refusal to negotiate with Excite to provide Excite with travel reservations services and/or travel-related functionality in the Excite Travel Channel or the WebCrawler Travel Channel not provided by Preview Travel under this Agreement. In the event that Excite intends to provide new travel reservations services and/or travel-related functionality in the Excite Travel Channel or the WebCrawler Travel Channel, Excite will promptly notify Preview Travel of its intent in writing and invite Preview Travel to exercise its right of first refusal. In providing notice to Preview Travel of its intent to make available any new travel reservations services and/or travel-related functionality in the Excite Travel Channel or the WebCrawler Travel Channel, Excite will provide Preview Travel with the proposed material terms relevant to the new travel reservations services and/or travel-related functionality, including Excite's reasonable requirements ensuring that the services will be considered to be at or near "best of breed" quality.

     1.3 Within five (5) business days of its receipt of a notice under Section 1.2, Preview Travel will deliver to Excite a written response stating whether Preview Travel wishes to exercise its right of first refusal. If Preview Travel informs Excite that it intends to exercise its right of first refusal, the parties will use good faith efforts to quickly negotiate and execute a written agreement regarding the new travel reservations services and/or travel-related functionality based, to the fullest extent possible, on the terms of this Agreement. For fifteen (15) business days after Preview Travel's affirmative response (or such longer period as is agreed by the parties in writing), Excite will conduct negotiations regarding the new travel reservations services and/or travel-related functionality exclusively with Preview Travel. Thereafter, Excite may conduct negotiations with third parties to obtain the travel reservations services and/or travel-related functionality concurrently with its negotiations with Preview Travel.

     1.4  "Co-Branded Area" will have the definition set forth in Exhibit C.

     1.5  "Content" shall mean content included in the Co-Branded Areas.

2.   Content and Branding.
     --------------------

     2.1 Preview Travel will create, and Excite will include on all travel channels within the Excite Network, a special Excite-only version of Preview Travel transaction-related services, including airline, car rental and hotel reservations, as well as Farefinder. Excite will also include on the Excite Travel Channel , on a nonexclusive basis, Preview Travel's new transaction-related services scheduled to launch in 1998, including [*], and online booking of [*]. Other transaction-related applications to be included in the Excite Travel Channel must be approved by Excite.

     2.2 Preview Travel will provide travel-planning information, including the destination guides (primarily Fodor's content), and travel newswire content (primarily travel specials and low fares articles). Preview Travel will provide travel promotions and giveaways. These services will be promoted from Preview Travel's main jump page within the Excite Travel Channel and elsewhere within the Excite Network as deemed appropriate in Excite's sole discretion.





[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     2.3 Preview Travel will receive primary branding on all pages hosted and maintained by Preview Travel. Preview Travel and Excite will mutually agree on key header, footer and navigation elements for the Excite-only version of Preview Travel's services. Excite will receive primary branding on and determine the "look and feel" of the main Preview Travel jump page, which will be similar to the template shown in Exhibit C. The service will no longer be called Excite Travel Reservations, but will be clearly identified as a service provided by Preview Travel.

     2.4 Preview Travel will include easy navigation from the Co-Branded Areas back to the Excite Travel Channel and other Excite services as appropriate. The main Preview Travel jump page (as described in Exhibit C) will be hosted by Excite, and will run under the URL as determined by Excite. The pages hosted by Preview Travel will be run under the domain name of excite.previewtravel.com.

     2.5 Excite will consider linking directly to the destinations featured in the Excite version of Preview Travel's destination guides and Preview Travel will consider a similar direct link to the appropriate areas within the Excite Travel Channel. However, Fodor's will not necessarily be the core destination content on the Excite Travel Channel. Preview Travel and Excite will mutually agree on special features or contextual content links, including links to Excite weather or links to other Excite partners such as booksellers. Preview Travel will consider linking to Excite's international services from the corresponding destination pages of service.

     2.6 Preview Travel will provide Excite with up-to-date "content modules" for promotion from the Excite Travel Channel home page on an ongoing basis. The content module must be consistent with Excite's design and editorial standards for its home page. The module must link to pages in the Co-Branded Area in a mutually agreed upon format. Excite will not be obligated to link to any pages which at any time do not meet its criteria for inclusion in its service.

     2.7 Preview Travel will provide Excite with daily travel news articles related to airfare and other travel specials, as well as business travel news articles. The content must be consistent with Excite's design and editorial standards. The module must link to pages in the Co-Branded Area in a mutually agreed upon format. Excite will not be obligated to link to any pages which at any time do not meet its criteria for inclusion in its service.

     2.8 Preview Travel will provide a weekly content module to appear in the Excite Travel Interests - Business Travel and Food & Lodging pages. The module must be consistent with Excite's design and editorial standards. The module must link to pages in the Co-Branded Area in a mutually agreed upon format. Excite will not be obligated to link to any pages which at any time do not meet its criteria for inclusion in its service.

     2.9 Excite will have the right to sell advertising banners on all travel-planning information pages, including the destination guides and travel newswire content, in the Co-

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Branded Area; provided that Excite can serve advertising banners remotely to pages hosted and maintained at Preview Travel. Excite will remit [*] of the net advertising revenue from such advertising banners to Preview Travel; provided, that sales costs used in the calculation of net advertising revenue will not exceed [*] percent of gross advertising revenue from such advertising banners. If Excite chooses to serve the ads, Excite will provide Preview with monthly traffic reports.

     2.10 Should Excite choose not to sell this advertising inventory, Preview Travel retains the ability to sell the inventory and will remit [*] of the net advertising revenue from such inventory to Excite; provided, that sales costs used in the calculation of net advertising revenue will not exceed [*] percent of gross advertising revenue from such advertising banners. Excite will also retain the right to place promotional banners in this inventory to promote other Excite products not to exceed [*] of inventory. Preview Travel will maintain the right to serve (or not to serve) advertising banners or sponsorships within its transaction-related services but will not include any ads competitive to Excite in the Co-Branded Area. Should Preview Travel decide to include advertising within such transaction-related services, Preview Travel will remit [*] of the net advertising revenue to Excite; provided, that sales costs used in the calculation of net advertising revenue will not exceed [*] percent of gross advertising revenue from such advertising banners.

     2.11 All payments of advertising revenue by either party shall be made in the month following the quarter in which that party recognizes the revenues. Either party shall have the right, at its expense (except as provided below) to audit the other's books and records for the purpose of verifying the proper accounting and payment of net advertising revenues. Such audits shall be made not more than once per year, on not less than ten (10) days written notice, during regular business hours, by auditors reasonably acceptable to the audited party. If the auditor's figures reflect net advertising revenues higher than those reported by the audited party, the audited shall pay the difference. If the auditor's figures vary more than 10% from the figures provided by the audited party, the audited party shall also pay the reasonable cost of the audit.

     2.12 The parties acknowledge that Excite has been exerting efforts to increase distribution of the Excite Network through co-branded deals with distribution partners which require Excite to co-brand all or part of the Excite Site for these partners. Within one week upon signing any co-brand deal involving the Excite Travel Channel, Excite will notify Preview Travel of such deal. Preview Travel will have one week to opt to provide a co-brand for the service. In the event that Preview Travel fails to do so, Excite will have the right to partner with another travel service to provide the co-branded service.

     2.13 As well as the Excite version of the travel content and Co-Branded Area described in Sections 2.1 - 2.12, above, Preview Travel will provide a WebCrawler version of the travel content and the Co-Branded Area in the manner outlined above for the Excite Site. WebCrawler placements will be provided in a manner corresponding with similar placements for Excite as described above, subject to WebCrawler's standard co-branding requirements. Excite will not be obligated to link to any pages on the Co-Branded Area from the WebCrawler Site which at any time do not meet Excite's criteria for inclusion in the WebCrawler service.





[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     2.14 The parties will review the traffic and sales of WebCrawler six (6) months after the Effective Date of this Agreement. If, in good faith, they determine that WebCrawler's traffic and sales have significantly improved as compared to its traffic and sales as of the Effective Date, Preview will continue to provide the WebCrawler version of the travel content and the Co-Branded Area.

     2.15 In the event that Preview ceases to provide the WebCrawler version of the travel content and the Co-Branded Area for any reason, Excite may partner with another travel service to provide travel content and functionality for WebCrawler.

3.   Broadcast Pages.
     ---------------

Reasonable excerpts or portions of the Excite Travel Channel may be incorporated by Excite into Broadcast Pages. Excite will determine the "look and feel" of the Broadcast Pages.

4.   Chat Events.
     -----------

     4.1 Excite will promote the travel-related chat event series described below on its chat events page, as well as on the front page of the People and Chat Channel (http://www.excite.com/channel/chat). At its discretion, Excite may promote high profile hosts on the Excite home page and/or the front page of the Excite Travel Channel.

     4.2 Excite will provide, at its expense, a chat auditorium as the venue for a series of travel-related chat "events" to be hosted by Preview Travel. These chat events will occur no less frequently than once per month. Hosts will be individuals with recognized expertise in the travel field. The events will afford participants an opportunity to interact with the hosts. A moderator, provided by Preview Travel, will select questions from the audience for the host to answer.

5.   Channel Placement.
     -----------------

     5.1 Excite will use reasonable efforts to include Preview Travel promotions on the home page of the Excite Site, subject to Excite's normal guidelines for inclusion and subject to availability of inventory for promotions. Excite will use reasonable efforts to provide such promotions for no less than five days per month. The parties acknowledge that since the home page of the Excite Site is undergoing redesign, details on the feasibility of these promotional placements and the schedule of promotional rotations will be finalized at a later date.

     5.2 For so long as Excite provides "Try These First" links on Excite Search results pages associated with travel-related searches, Excite will continue to provide "Try These First" links to the Excite version of the Co-Branded Area on Excite Search results pages associated with travel-related searches. To the extent required by Excite's standard policy, such links cannot be branded, must state a call to action, are subject to character-length limitations and must link to a co-branded version of Preview Travel's site. Excite and Preview Travel will mutually agree on the words to be used for these links.

     5.3 Preview Travel will receive a branded link within the standard navigation for the Excite Travel Channel and the WebCrawler Travel Channel, subject to Excite's channel design specifications, linking into the Excite co-branded or WebCrawler co-branded (depending on the service on which the link is displayed) Preview Travel reservations module. Channel design specifications are subject to change at Excite's reasonable discretion. Excite has final approval over the look and feel of all such links and placements, but will agree to implement links and placements substantially similar to Exhibit C.

     5.4 Preview Travel will receive a "Shop Here First" text link on travel-related pages within the Excite and WebCrawler Shopping Channels (e.g. "Sports & Leisure" pages), subject to the availability of unsold promotional inventory in
this area.   Occasional one-week promotions will be made available at the
Shopping Channel producer's discretion, related to promotional travel giveaways.

     5.5 Preview Travel will receive a text link promoting car rentals on the Excite and WebCrawler Autos Channels, subject to availability.

     5.6 Excite and Preview Travel will work together to determine, in good faith, whether to place links to the Co-Branded Areas from the My Excite personalized page on the Excite Site and/or the My Page personalized page on the WebCrawler Site. Excite and Preview Travel will review whether to provide Preview Travel with a branded link from any travel module within such pages and will review whether to include Preview Travel's Farefinder in such pages.

     5.7 Excite will not provide any Preview Travel links in channel programming which at any time do not meet Excite's criteria for inclusion in its Excite or WebCrawler service.

     5.8 Excite will make reasonable commercial efforts to include Preview Travel with promotional placement on the home page of the WebCrawler Site in a rotation comparable to that for comparable sponsorships with other parties, subject to Excite's normal guidelines for inclusion and subject to the availability of inventory for promotions. The parties acknowledge that since the home page of the WebCrawler Site is undergoing redesign, details on these promotional placements will be finalized at a later date.

     5.9 For so long as Excite provides "Shortcuts" links on WebCrawler search results pages associated with travel-related searches, Excite will display a link to the WebCrawler version of the Co-Branded Area as a "Shortcut" on WebCrawler search results pages associated with travel-related searches. Per Excite's standard policy regarding "Shortcuts" links, such links may include Preview Travel's logo, must state a call to action and are subject to character-length limitations. Excite and Preview Travel will mutually agree on the words to be used for these links.

     5.10 Preview Travel will receive a link to the Excite version of the Co-Branded Area from relevant map pages on the Excite Site and will receive a link to the WebCrawler version of the Co-Branded Area from relevant map pages on the WebCrawler Site.

6.   User Data.
     ---------

     6.1 For the purpose of this Agreement, "User Data" shall mean all information submitted by the user to either party to this Agreement, with the exception of credit card numbers, checking account numbers, or other financial account numbers. "Individually Identifiable User Data" shall mean that subset of "User Data" which can be reasonably used to identify a specific individual such as their name, address and/or phone number.

     6.2 Both parties acknowledge that any individual user of the Internet could be a customer of Excite and/or Preview Travel through activities unrelated to this Agreement. Both parties further acknowledge that any User Data gathered independent of this Agreement, even for Users that utilize both party's services, shall not be covered by this Agreement.

     6.3 Subject to the restrictions stated in this Section 6, both parties shall retain unrestricted rights to use any User Data obtained through this Agreement. Preview Travel will provide to Excite all User Data collected in connection with this Agreement within thirty (30) days following the end of each calendar month in a standard electronic format to be mutually agreed upon by the parties.

     6.4 Additionally, Preview Travel will provide to Excite all User Data collected in connection with this Agreement from past registration activity dating to the commencement of service on April 7, 1997 to within 2 weeks of signing this Agreement in a standard electronic format to be mutually agreed upon by the parties.

     6.5 Both parties agree that they will not sell, disclose, transfer, or rent the Individually Identifiable User Data to any third party, nor will either party use said Individually Identifiable User Data on behalf of any third party, without the express permission of the User. In such cases where User permission for dissemination of Individually Identifiable User Data has been obtained, both parties shall use all reasonable efforts to include and enforce within such dissemination contracts or agreements a requirement for the inclusion of an unsubscribe feature in all email communications generated by, or on behalf of, third party users of said Individually Identifiable User Data.

     6.6 User Data shall be deemed to be the joint property of the parties. However, Preview Travel will not to directly or indirectly solicit any Excite customers either individually or in the aggregate during the period of the Agreement (except as otherwise specified in the Agreement) and for a period of twelve (12) months following the expiration or termination of the Agreement. Upon expiration or termination of the Agreement, Preview Travel will immediately provide to Excite a complete copy of all User Data in a standard electronic format to be mutually agreed upon by the parties.

     6.7 In the event the Agreement is terminated or expires, neither party will sell, share nor use this user registration data with the other party's competitors for a period of twelve months following the termination or expiration of this Agreement.

     6.8 In cases when co-branded content is published which shall not be maintained on the Excite Site or the WebCrawler Site, Preview Travel agrees that it shall become a licensee of the industry self-regulatory organization TRUSTe, shall prominently display a TRUSTe logo which links to Preview Travel's customer information privacy policy on all pages co-branded with the Excite or WebCrawler brands and shall maintain its licensing status in good standing during the term of the Agreement, so long as TRUSTe's annual licensing fees do not exceed $5,000.

7.   Additional Promotional Issues.
     -----------------------------

     7.1 Preview Travel will create co-branded promotions on a regular basis for both Excite and WebCrawler to be promoted throughout the Excite Network. These promotions will be part of Preview Travel's regular promotional offerings. Excite will have the right to approve all co-branded promotions.

     7.2 Excite will receive an "at cost" rate from Preview Travel if Excite chooses to insert an advertisement in ticket envelopes.

     7.3 Preview Travel will promote Excite products on the Preview Travel Sites, including Excite Search, MailExcite, My Excite Channel and Excite Travel, in a manner to be mutually agreed to by both parties. Preview Travel will provide a persistent home page logo and link to Excite.com or WebCrawler.com from its previewtravel.com web site home page in a manner determined by Preview Travel.

     7.4 Preview Travel will update and enhance the Preview Travel jump page described in Exhibit C in response to research findings conducted by both Excite and Preview Travel. Preview Travel will use commercially reasonable efforts to continue to enhance its reservations systems and improve navigation in order to increase user acceptance. The Excite version of such reservations systems will reflect the most current version of the Preview Travel service. Preview Travel will use commercially reasonable efforts to make its travel functionality, in aggregate, competitive with travel reservation services provided on Excite's competitors services (including Yahoo!).

     7.5 Preview Travel will meet with Excite's Universal Registration Systems team after the signing of this Agreement to determine the feasibility of integrating Preview Travel's registration system with Excite's registration system. If feasible, Preview Travel and Excite will then agree upon a schedule of implementation no later than sixty (60) days after the execution of this Agreement.

8.   Banner Placements and Excite Travel Channel Page Views.
     -------------------------------------------------------

     8.1 Advertising banner placements for the remainder of the first contract year defined by the Original Agreement ("Year 1") and for the remaining years of the term of this Agreement ("Subsequent Years") will be provided by Excite to Preview Travel based on the annual baseline impressions as set forth below:

PLACEMENT IN EXCITE NETWORK                          APPROXIMATE ANNUAL BASELINE
                                                     IMPRESSIONS
________________________________________________________________________________
[*]                                                  [*]
________________________________________________________________________________




[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

________________________________________________________________________________
[*]                                                  [*]
________________________________________________________________________________

     8.2 Between the Restatement Effective Date of this Agreement and the end of Year 1, Excite will deliver pro rata amounts of the annual baseline advertising banner impressions set forth in Section 8.1. In Subsequent Years, Excite's delivery of advertising banners in the Excite Network keyword areas and in the Excite Network general rotation will increase over the annual baseline advertising banner impressions set forth in Section 8.1 at rates commensurate with page view growth rates in these areas, and will in no event be less than the annual baseline advertising banner impressions set forth in Section 8.1. In Subsequent Years, Excite's delivery of advertising banners in the Excite Travel Channel will increase over the annual baseline advertising banner impressions set forth in Section 8.1 at rates commensurate with page view growth rates projected in the Original Agreement. In Subsequent Years, the distribution of Excite's delivery of advertising banners in areas of the Excite Network outside the Excite Travel Channel will be proportionate to the distribution of impressions described in Section 8.1.

     8.3 Excite will include Preview Travel banners in its unsold and available inventory when possible, particularly the keyword and Excite Travel Channel inventory, subject to availability. These advertising banners will link to the Preview Travel co-branded jump page, promotional page, or other co-branded page as mutually agreed to on the Excite Network (ie, on Excite.com, WebCrawler.com, or co-brands). A list of keywords is provided in Exhibit B. Preview Travel will have an opportunity to refine this list on a quarterly basis.

     8.4 The annual "page view" guarantees in the Excite Travel Channel from the Original Agreement will be converted to "Impression" (defined as each display by Excite of any link to the Preview Travel Sites or either Co-Branded Area, so long as Excite makes reasonable commercial efforts to display branded or graphic links) guarantees. Excite guarantees Preview Travel that it will deliver the following annual Impressions within the Excite Network and that at least [*] of the total Impressions delivered will be in the Excite Travel Channel, the WebCrawler Travel Channel or keyword search results pages. The total ad banner impressions delivered pursuant to Section 8.1 shall be counted toward the following annual Impression guarantees:.

     Year 1:  [*]
     Year 2:  [*]



[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     Year 3:  [*]
     Year 4:  [*]
     Year 5:  [*]

In the foregoing table, "Year 1" commences on September 30, 1997 as defined in the Original Agreement, and Year 2, Year 3 etc. commence on anniversaries of such date.

     8.5 At the conclusion of each twelve (12) month period following September 30, 1997, the parties will compare the actual Impressions delivered to Preview Travel against the Impression guarantees set forth above. In the event that the actual annual delivered Impressions are less than the applicable annual Impression guarantee, the difference will be added to the next year's Impression guarantee. In the event that the total of the actual delivered Impressions over the five-year term of the Agreement is less than the total of the five years' guaranteed Impressions, the Agreement will be continued without additional guarantee payments on the part of Preview Travel until the total of the five years' guaranteed Impressions has been delivered. This make good period is to be delivered by Excite in the shortest possible period, not to exceed one (1) year, given the available page views at the time.

     8.6 In the event that actual annual delivered Impressions in any applicable year differ from the applicable annual Impressions guarantee by [*] or more, the parties will negotiate in good faith to increase or decrease the remaining annual Impression guarantees and revenue guarantee payments to reflect the increase or decrease in the value of the Agreement created by the higher- or lower-than-expected Impressions. If the parties are unable to negotiate an appropriate amendment to the annual Impression guarantees and revenue guarantee payments after ninety (90) days following notice from a party that it desires to commence such negotiations, Excite will be entitled to terminate the Agreement upon notice to Preview Travel if the applicable annual delivered Impressions have exceeded the applicable annual guarantee by [*] or more, and Preview Travel will be entitled to terminate the Agreement upon notice to Excite if the applicable annual delivered Impressions have been less than the applicable annual guarantee by [*] or more. Reviews of the delivery of actual Impressions against the annual page view guarantees will take place on an annual basis.

     8.7 Excite will provide Preview Travel with Impression and click through numbers for all advertising banners. Excite will provide Preview Travel with Impression and click through numbers for all promotional graphics on the home page of the Excite Site, the Excite Travel Channel main page, or any other pages in any Channels in the Excite Network, including the Excite Shopping Channel and the Excite Auto Channels, in which Impressions are displayed, with the exception of Impression numbers for "Try These First" and "Shortcut" links, for which Excite cannot currently provide Impression numbers (In the event that Impression reporting becomes available for "Try These First" and "Shortcut" links, Excite will include these impressions in its reports to Preview Travel). Excite will provide Preview Travel with Impression numbers for all branded links within the Excite Travel Channel, all content modules provided by Preview Travel for use in the Excite Travel Channel, and all travel news articles. Excite also will provide any registration and Impression numbers for Farefinder within My Excite. Reports will be provided monthly within 21 days of the close of the month, beginning



[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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March 31, 1998. Excite will, as soon as reasonably practical after the execution of this Agreement, provide Preview Travel with retroactive Impression reports beginning in October of 1997. Reports will be delivered in a format to be mutually agreed upon.

9.   Set-Up Fee, Revenue Guarantee Payments.
     --------------------------------------

     9.1 Preview Travel is obligated to pay one million dollars ($1,000,000) to Excite as compensation for costs of initiating access to the Excite Network, programming costs associated with the incorporation of the Co-Branded Area into the Excite Network, set-up costs and other expenses associated with Excite's initiation of the links, placements, advertisements and promotions contemplated
by this Agreement.   This set-up fee is being paid in four equal installments of two hundred fifty thousand dollars ($250,000) each, commencing on the three-month anniversary of the execution of the Original Agreement and continuing thereafter every three months until the entire set-up fee has been paid.

     9.2 Separate and apart from the set-up fee, Preview Travel will pay revenue guarantee payments to Excite as follows:


Year 1:  [*]
Year 2:  [*]
Year 3:  [*]
Year 4:  [*]
Year 5:  [*]

In the foregoing table, "Year 1" commences on September 30, 1997, and Year 2, Year 3 etc. commence on anniversaries of such date.

Total:    Twenty-three million dollars ($23,000,000)

     9.3 In each year, revenue guarantee payments will be made in equal quarterly installments commencing on the three month anniversary of the execution of the Original Agreement and continuing thereafter every three months until all of the annual guarantees have been paid in full, subject to the other provisions of this Agreement.

     9.4 Preview Travel will share standard commissions earned by Preview Travel through the Co-Branded Areas, subject to the following conditions:

          (i) If in any calendar quarter during the term of this Agreement the total of [*] of such standard commissions earned by Preview Travel cumulatively from the inception of this Agreement plus [*] of the Net Advertising Revenue Preview Travel receives from the Co-Branded Areas exceeds the pro rata share of the revenue guarantees applicable to the same cumulative period, Preview Travel will pay Excite [*] of the standard commissions earned thereafter during such calendar quarter by Preview Travel through the Co-Branded Areas.




[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

          (ii) If the total of [*] of such standard commissions earned by Preview Travel cumulatively from the inception of this Agreement plus [*] of the Net Advertising Revenue Preview Travel receives from the Co-Branded Areas cumulatively from the inception of this Agreement is equal to or less than the pro rata share of the revenue guarantees applicable to the same cumulative period, Preview Travel will not be obligated to pay Excite any share of the standard commissions earned by Preview Travel through the Co-Branded Areas during the same cumulative period.

          (iii) Payments of shared commissions will be due to Excite within twenty (20) days of the end of each calendar quarter in which the commission revenue is recognized by Preview Travel.

          (iv) Nothing in this Section 9 shall be construed to require the return or refund of any portion of commissions paid by Preview Travel to Excite in the event that, subsequent to such payment, the total of [*] of such standard commissions earned by Preview Travel cumulatively from the inception of this Agreement plus [*] of the Net Advertising Revenue Preview Travel receives from the Co-Branded Areas cumulatively from the inception of this Agreement is equal to or less than the pro rata share of the revenue guarantees applicable to the same cumulative period.

10.   Exclusivity.
      -----------

      10.1 During the term of this Agreement, Excite will not enter into a similar agreement with any of Preview Travel's direct competitors listed in Exhibit A. Preview Travel may reasonably update the list of its direct competitors in Exhibit A (with the exception of adding parties to which Excite is contractually obligated at the time) on a quarterly basis.

      10.2 The entities listed on Exhibit A will be excluded from advertising or promotion on the Excite Travel Channel or the WebCrawler Travel Channel for the term of this Agreement. Subject to the preceding sentence, (i) within the Excite Travel Channel, the WebCrawler Travel Channel or anywhere else within the Excite Network, Excite will be free to sell advertising to any other travel supplier, including individual airlines, hotel chains, car rental agencies and cruise lines, and (ii) Excite will be free to sell advertisements to travel agencies, including the listed competitors, outside the Excite Travel Channel or the WebCrawler Travel Channel. Excite will not establish business or content partnerships with the entities named in Exhibit A within the Excite Travel Channel or the WebCrawler Travel Channel.

      10.3 In the event that Excite wishes to offer travel reservations not provided by Preview Travel, Excite will notify Preview Travel and offer Preview Travel the first right of refusal to offer these services, as set forth in Sections 1.2 and 1.3. If Preview Travel is not willing or able to provide these services, Excite may contract with other parties. Excite's relationship with these parties will be non-exclusive. If and when Preview Travel provides such services, these services, if they are at or near "best of breed" compared to comparable services offered by third parties, will be included in Excite's offering.



[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

      10.4 If Preview Travel enters into any Internet co-branding agreement with substantially the same scope as this Agreement with any third party, on terms which taken as a whole are more favorable for such third party than the terms of this Agreement are for Excite, then Preview Travel will offer such terms to Excite

11.   Term.
      ----

The term of this Agreement will be five (5) years, commencing on September 30, 1997; provided, that this Agreement may be terminated pursuant to Section 12.

12.   Termination.
      -----------

      12.1 Either party may terminate this Agreement if the other party materially breaches its obligations hereunder and such breach remains uncured for thirty (30) days following the notice to the breaching party of the breach.

      12.2 All payments that have accrued prior to the termination or expiration of this Agreement will be payable in full within thirty (30) days thereof.

      12.3 The provisions of Sections 16, 17, 18 and 19 will survive any termination or expiration of this Agreement.

13.   Publicity.
      ---------

Neither party will make any public statement, press release or other announcement relating to the terms of or existence of this Agreement without the prior written approval of the other. Notwithstanding the foregoing, the parties may agree to issue an initial press release regarding the revised relationship between Excite and Preview Travel, the timing and wording of which will be mutually agreed upon.

14.   Content Ownership and License.
      -----------------------------

      14.1 Preview Travel will retain all right, title and interest in and to its Content worldwide (including, but not limited to, ownership of all copyrights, moral rights and other intellectual property rights therein). Subject to the terms and conditions of this Agreement, Preview Travel hereby grants to Excite a royalty-free, non-exclusive, worldwide license to use, reproduce, distribute, transmit and publicly display Preview Travel's Content in accordance with this Agreement and to sub-license Preview Travel's Content to Excite's wholly-owned subsidiaries or to joint ventures in which Excite participates (excluding Preview Travel's direct competitors then listed in Exhibit A) for the sole purpose of using, reproducing, distributing, transmitting and publicly displaying Preview Travel's Content in accordance with this Agreement to the extent permitted by Preview Travel's third party Content licensors.

      14.2 Preview Travel will retain all right, title, and interest in and to the Preview Travel Sites worldwide (including, but not limited to, ownership of all copyrights, look and feel and other intellectual property rights therein).

      14.3 Excite will retain all right, title and interest in and to its Content worldwide (including, but not limited to, ownership of all copyrights, moral rights and other intellectual property rights therein). Subject to the terms and conditions of this Agreement, Excite hereby grants to Preview Travel a royalty-free, non-exclusive, worldwide license to use, reproduce, distribute, transmit and publicly display Excite's Content in accordance with this Agreement

      14.4 Excite will retain all right, title, and interest in and to the Excite Network, the Excite Travel Channel and the Broadcast Pages worldwide (including, but not limited to, ownership of all copyrights, look and feel and other intellectual property rights therein).

15.   Trademarks.
      ----------

      15.1 Preview Travel will retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, subject to the limited license granted to Excite hereunder.

      15.2 Excite will retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, subject to the limited license granted to Preview Travel hereunder.

      15.3 Each party hereby grants to the other a non-exclusive, limited license to use its trademarks, service marks or trade names only as specifically described in this Agreement. All such use shall be in accordance with each licensor's reasonable policies regarding advertising and trademark usage as established from time to time.

      15.4 Upon the expiration or termination of this Agreement, each party will cease using the trademarks, service marks and/or trade names of the other.

16.   Confidentiality.
      ---------------

      16.1 For the purposes of this Agreement, "Confidential Information" means information about the disclosing party's (or its suppliers') business or activities that is proprietary and confidential, which shall include all business, financial, technical and other information of a party marked or designated by such party as "confidential or "proprietary"; or information which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential.

      16.2 Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation, or (iii) the receiving party knew prior to receiving such information from the disclosing party or develops independently.

      16.3 Each party agrees (i) that it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement, and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

      16.4 Notwithstanding the foregoing, each party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, or (ii) on a "need-to-know" basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors.

      16.5 The terms and conditions of this Agreement will be deemed to be the Confidential Information of each party and will not be disclosed without the written consent of the other party.

17.   Warranty; Indemnity.
      -------------------

      17.1 Preview Travel warrants that it owns, or has obtained the right to distribute and make available as specified in this Agreement, its online reservations service and any and all content provided to Excite or made available to third parties in connection with this Agreement.

      17.2 Preview Travel will indemnify, defend and hold harmless Excite, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, attorneys fees) arising from:

            (i) the breach of any warranty, representation or covenant in this Agreement;

            (ii) any claim that Preview Travel's online reservations service or content infringes or violates any third party's copyright, patent, trade secret, trademark, right of publicity or right of privacy or contains any defamatory content; or

            (iii) any claim arising from content displayed on the Preview Travel Sites (other than Excite's).

Excite will promptly notify Preview Travel of any and all such claims and will reasonably cooperate with Preview Travel with the defense and/or settlement thereof; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts Excite in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Excite's written consent (not to be unreasonably withheld or delayed) and Excite may have its own counsel in attendance at its own expense at all proceedings and substantive negotiations relating to such claim.

      17.3 Excite warrants that it owns, or has obtained the right to distribute and make available as specified in this Agreement, any and all content provided to Preview Travel or made available to third parties in connection with this Agreement.

      17.4 Excite will indemnify, defend and hold harmless Preview Travel, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, attorneys fees) arising from:

            (i) the breach of any warranty, representation or covenant in this Agreement;

            (ii) any claim that Excite's content infringes or violates any third party's copyright, patent, trade secret, trademark, right of publicity or right of privacy or contains any defamatory content; or

            (iii) any claim arising from content displayed on the Excite Network or Broadcast Pages (other than Preview Travel's).

Preview Travel will promptly notify Excite of any and all such claims and will reasonably cooperate with Excite with the defense and/or settlement thereof; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts Preview Travel in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Preview Travel's written consent (not to be unreasonably withheld or delayed) and Preview Travel may have its own counsel in attendance at its own expense at all proceedings and substantive negotiations relating to such claim.

      17.5 EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER.

18.   Limitation of Liability.
      -----------------------

EXCEPT UNDER SECTIONS 17.2 AND 17.4, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE LIABILITY OF EITHER PARTY FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, THE AMOUNTS ACTUALLY PAID BY PREVIEW TRAVEL TO EXCITE HEREUNDER.

19.   Dispute Resolution.
      ------------------

      19.1 The parties agree that any breach of either of the parties' obligations regarding trademarks, service marks or trade names and/or confidentiality would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a party's obligations regarding trademarks, service marks or trade names or confidentiality, the aggrieved party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction. For the purposes of this section only, the parties consent to venue in either the state courts of the county in which Excite has its principal place of business or the United States District Court for the Northern District of California.

      19.2 In the event of disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names and/or confidentiality, the parties will first attempt to resolve the dispute(s) through good faith negotiation. In the event that the dispute(s) cannot be resolved through good faith negotiation, the parties will refer the dispute(s) to a mutually acceptable mediator.

      19.3 In the event that disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names and/or confidentiality, cannot be resolved through good faith negotiation and mediation, the parties will refer the dispute(s) to the American Arbitration Association for resolution through binding arbitration by a single arbitrator pursuant to the American Arbitration Association's rules applicable to commercial disputes.

20.    General.
       -------

       20.1  Assignment.  Neither party may assign this Agreement, in whole or
             ----------
in part, without the other party's written consent (which will not be unreasonably withheld), except that no such consent will be required in connection with (i) a merger, reorganization or sale of all, or substantially all, of such party's assets or (ii) Excite's assignment and/or delegation of its rights and responsibilities hereunder to a wholly-owned subsidiary or joint venture in which Excite holds a controlling interest (other than to a Preview Travel competitor then listed in Exhibit A). Any attempt to assign this Agreement other than as permitted above will be null and void.

       20.2  Governing Law.  This Agreement will be governed by and construed in
             -------------
accordance with the laws of the State of California, notwithstanding the actual state or country of residence or incorporation of Preview Travel.

       20.3  Notice.  Any notice under this Agreement will be in writing and
             ------
delivered by personal delivery, express courier, confirmed facsimile, confirmed email or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, one (1) day after deposit with express courier, upon confirmation of receipt of facsimile or email or five (5) days after deposit in the mail. Notices will be sent to a party at its address set forth below or such other address as that party may specify in writing pursuant to this Section 20.3.

       20.4  No Agency.  The parties are independent contractors and will have
             ---------
no power or authority to assume or create any obligation or responsibility on behalf of each other. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

       20.5  Force Majeure.  Any delay in or failure of performance by either
             -------------
party under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages and governmental restrictions.

       20.6  Severability.  In the event that any of the provisions of this
             ------------
Agreement are held by to be unenforceable by a court or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

       20.7  Entire Agreement.  This Agreement is the complete and exclusive
             ----------------
agreement between the parties with respect to the subject matter hereof, superseding the Original Agreement and any other prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.


Preview Travel, Inc.                            Excite, Inc.

By:  /S/ Ken Pelowski                           By:     /S/ Brett Bullington
   -----------------------------                   -----------------------------
Name:  Ken Pelowski                             Name:     Brett Bullington
     ---------------------------                     ---------------------------
Title:      EVP & CFO                           Title:     EVP
      --------------------------                      --------------------------
Date:   March 12, 1998                          Date:   March 12, 1998
     ---------------------------                     ---------------------------
747 Front Street, San Francisco, CA             555 Broadway
94111                                           Redwood City, CA  94063

                                   EXHIBIT A

                         LIST OF EXCLUDED COMPETITORS

                               OF PREVIEW TRAVEL


1.  [*]

2.  [*]

3.  [*]

4.  [*]

5.  [*]

6.  [*]



[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   EXHIBIT B

                                   KEYWORDS


TRAVEL KEYWORDS - HIGH PRIORITY

[*]

For all Keywords listed below Preview will have the option to swap [*]% of the inventory in/out per quarter.

TRAVEL KEYWORDS - MEDIUM PRIORITY
---------------------------------

[*]



[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   EXHIBIT C

                               CO-BRANDED PAGES

                                      -21-